                              MERGER AGREEMENT


    This Agreement entered into as of the 21st day of November, 1997, by and among Whittman-Hart, Inc., a Delaware corporation (the "WHI"), Whittman-Hart Associates, Inc., a Nevada corporation and a wholly-owned subsidiary of WHI (the "SUBSIDIARY"), Axis Consulting International, Inc., a California corporation ("AXIS") and Peter Boboff and Graham Weston the shareholders of Axis ("SHAREHOLDERS"). Axis, the Shareholders, WHI and the Shareholders are referred to collectively herein as the "PARTIES."

    WHEREAS, Axis is engaged in the business of marketing and selling the services of computer software analysts, programmers, engineers and project managers in the following product areas: SAP-TM- software products, relational data bases, Synon software products, 2/E software products, Obsidian software products, wide area networks, and Windows NT-TM- Back Office product suite (all of the foregoing activities being collectively referred to as the "BUSINESS"); and

    WHEREAS, WHI desires to acquire all of the outstanding capital stock of Axis through a merger of the Subsidiary with and into Axis pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code; and

    WHEREAS, the Shareholders own beneficially and of record all of the outstanding shares of capital stock of Axis and desire to cause the Subsidiary to merge with and into Axis;

    NOW, therefore, in consideration of the premises and promises made herein, the Parties agree as follows:

                                      ARTICLE I

                                 CERTAIN DEFINITIONS


    "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act and also includes any descendants, ancestors, spouses or siblings of an individual.

    "AGREEMENT OF MERGER" has the meaning set forth in Section 2.3 below.

    "BUSINESS" has the meaning set forth in the preface above.

    "CLOSING" has the meaning set forth in Section 2.2 below.

    "CLOSING DATE" has the meaning set forth in Section 2.2 below.

    "CODE" means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

    "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of Axis of a nature kept confidential by Axis under its policies and procedures. Confidential Information shall not include information that is generally known or available.

    "DEARMOND LITIGATION" means DeArmond v. Thrifty Rent-A-Car, et al.

    "DISPUTE NOTICE" has the meaning set forth in Section 2.7.

    "EFFECTIVE TIME" has the meaning set forth in Section 2.4(a) below.

    "GAAP" means United States generally accepted accounting principles as in effect on the date hereof as consistently applied by Axis.

    "IDENTIFIED LITIGATION" means the DeArmond Litigation and The Sapient Group, Inc. v. Axis Consulting International, Inc.

    "INDEPENDENT AUDITOR" has the meaning set forth in Section 2.7.

    "KNOWLEDGE" means actual knowledge following review and participation in preparation of SCHEDULE 3 to this Agreement, but no other independent inquiry. Knowledge of Axis shall include knowledge of any of its officers or directors.

    "LAWS" means all laws, statutes, codes, rules, regulations, ordinances or other requirements.

    "MATERIAL ADVERSE EFFECT" means an adverse effect which is material to the business or properties of Axis or WHI (as the case may be) as a whole.

    "MATERIAL CONTRACT" has the meaning ascribed in Section 26 of SCHEDULE 3.

    "MERGER" has the meaning set forth in Section 2.1 below.

    "MERGER CONSIDERATION" has the meaning set forth in Section 2.4(d) below.

    "1996 BALANCE SHEET" means the balance sheet of Axis at December 31, 1996 attached hereto as part of Section 14 of SCHEDULE 3.

    "ORDINARY COURSE OR ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

    "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, claim, charge or lien of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise.

    "SEPTEMBER BALANCE SHEET" means the balance sheet of Axis at September 30, 1997 attached hereto as part of Section 13 of SCHEDULE 3.

    "SHAREHOLDER INDEMNIFICATION AMOUNT" has the meaning set forth in Section
8.2 below.

    "STOCK PRICE" means $30.25.

    "STOCKHOLDERS EQUITY" means the stockholders equity of Axis determined in accordance with GAAP.

    "SURVIVING CORPORATION" has the meaning set forth in Section 2.1 below.

    "WHI INDEMNIFICATION AMOUNT" has the meaning set forth in Section 8.3 below.

                                      ARTICLE II

                        PLAN OF MERGER AND RELATED TRANSACTION

    2.1 THE MERGER. Subject to the terms and conditions of this Agreement, the Subsidiary will merge with and into Axis (the "Merger") at the Effective Time. Axis shall be the corporation surviving the Merger (the "Surviving Corporation").

    2.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of McDermott, Will
& Emery in Chicago, Illinois, commencing at 9:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby or such other date as the Parties may mutually determine (the "Closing Date").

    2.3 ACTIONS AT THE CLOSING. At the Closing, (a) Axis and each of the Shareholders shall deliver to WHI and the Subsidiary the various certificates, instruments and documents referred to in Section 6.1 below, (b) WHI and the Subsidiary shall deliver to Axis the various certificates, instruments and documents referred to in Section 6.2 below, (c) Axis and Subsidiary shall file an Agreement of Merger with the California Secretary of State and the Nevada Secretary of State in accordance with the California General Corporation Law and the Nevada Business Corporation Act.

    2.4 EFFECT OF THE MERGER.

         (a) GENERAL. The Merger shall become effective at the time (the "Effective Time") that the California Secretary of State files the Agreement of Merger in accordance with the California General Corporation Law. The Merger shall have the effect set forth in the California General Corporation Law and the Nevada Business Corporation Act. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Axis or the Subsidiary in order to (i) vest, perfect or confirm in the Surviving Corporation title to and possession of any property or right of Axis, or (ii) carry out and effectuate the transactions contemplated by, and the intent of, this Agreement.

         (b) ARTICLES OF INCORPORATION; BYLAWS. The Articles of Incorporation of Axis shall be the Articles of Incorporation of the Surviving Corporation, except as set forth below. The Bylaws of Axis shall be the Bylaws the Surviving Corporation.

         (c) DIRECTORS AND OFFICERS. The directors and officers of the Subsidiary shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

         (d) CONVERSION OF COMPANY SHARES; MERGER CONSIDERATION. At and as of the Effective Time, all shares of Axis Capital Stock ("Axis Shares") owned by the Shareholders shall be converted, in aggregate, into the right to receive 1,575,078 shares ("Merger Consideration") of WHI's common stock ("WHI Shares"). Each Axis Share shall be exchanged for 1,575.078 WHI Shares to be issued as the Merger Consideration, all as set forth on Part 4(d) of the Axis Disclosure Schedule (provided that no fractional shares shall be issued, and the value of any fractional shares, valued at the Stock Price shall be payable in cash).

         No share of Axis capital stock shall be deemed to be outstanding or to have any rights of any nature other than rights set forth in this Section 2.4(d) after the Effective Time.

         (e) CONVERSION OF CAPITAL STOCK OF THE SUBSIDIARY. At and as of the Effective Time, each share of capital stock of the Subsidiary shall be converted into one share of capital stock of the Surviving Corporation, without any action on the part of the holder thereof.

    2.5 CLOSING OF TRANSFER RECORDS.

         (a) After the execution of this Agreement and prior to the close of business on the Closing Date, transfers of shares of Axis capital stock outstanding prior to the Effective Time shall not be made on its stock transfer books. WHI shall hold 10% of each Shareholder's pro-rata share of Merger Consideration ("Held Back Shares") after any Merger Consideration Adjustment, with stock powers, to be surrendered to WHI (valued at the Stock Price) in satisfaction of any WHI Indemnification Amount due within one year following the Closing; provided, however, the Shareholders shall pay any WHI Indemnification Amount related to the Identified Litigation in cash without reduction of the Held Back Shares, and the Held Back Shares will secure the Shareholders payment obligation. Any surrender of shares under this clause shall be effected on a pro-rata basis, and any Held Back Shares not required to be surrendered under this clause shall be delivered to the Shareholders at the end of one year; provided, however, that if the summary judgement ruling entered in favor of Axis with respect to the DeArmond Litigation is reversed, the Held Back Shares shall continue to be held subject to surrender to WHI for any WHI Indemnification Amount incurred with respect to an ultimate adverse determination, not to be delivered to the Shareholders until such time the DeArmond Litigation has been settled by written agreement of the parties thereto or final court judgement not subject to appeal ("Continued Holdback"). WHI shall permit the Shareholders, in the event of a Continued Holdback, to sell the Held Back Shares into the market and the proceeds of such sale shall continue to be held under this Agreement as if such proceeds were "Held Back Shares," except that such proceeds shall be segregated and deposited in a separate account identified as the property of the Shareholders over which WHI has control only pursuant to the terms of this Agreement.

         (b) WHI will hold and dispose of the Held Back Shares for WHI and the Shareholders in regard of the indemnification obligations of Shareholders under Article VIII hereof until the Held Back Shares are to be released pursuant to the terms hereof. The Held Back Shares deposited by Shareholders pursuant hereto shall, until released to WHI or the Shareholders pursuant to the terms hereof, remain registered in the name of such Shareholders, and such Shareholders shall be entitled to vote the same and WHI will take all reasonable steps to allow and facilitate the exercise of such rights. Except for tax-free dividends paid in stock declared with respect to the Held Back Shares pursuant to Section 305(a) of the Code, Shareholder shall be entitled to receive any cash dividends, dividends payable in securities or distributions of any kind made in respect of the Held Back Shares. In the event of any meeting of

    Stockholders of WHI during the period in which the Held Back Shares are held by WHI pursuant hereto, WHI shall send to each Shareholder promptly copies of any notices, proxies and proxy material in connection with such meeting. Any claim made by WHI to any of the Held Back Shares may only be made in good faith upon a reasonable basis in accordance with WHI's rights under Section 8 of this Agreement. To make any claim to any of the Held Back Shares, WHI must deliver to the Shareholders a written notice specifying in reasonable detail the relevant facts upon which such claim is based under this Agreement, the amount in dollars of such claim and the number of Held Back Shares corresponding to such amount. Except with respect to any Held Back Shares held with regard to the DeArmond Litigation after the one year period, any such notice must be delivered by WHI to the Shareholders prior to the date of the one-year anniversary of the Closing. Any Held Back Shares that are not the subject of a written notice so delivered shall not be in dispute. If there is no dispute pending on the one-year anniversary of the Closing between WHI and Shareholders with regard to any WHI Indemnification Amount, all Held Back Shares will be promptly released by WHI to the Shareholders (other than those held in connection with the DeArmond Litigation if still unresolved). If there is a dispute pending on the one-year anniversary of the Closing between WHI and Shareholders with regard to any WHI Indemnification Amount due, no Held Back Shares will be released or surrendered or cancelled with regard to the disputed amount until such dispute is settled by written agreement of the parties hereto or final court judgement not subject to appeal, and any Held Back Shares which do not relate to the disputed amount shall be promptly released to the Shareholders on the one-year anniversary of the Closing. In no event shall any Held Back Shares be released by WHI in settlement of any WHI Indemnification Amount alleged to be due unless and until such dispute is settled by written agreement of WHI and the Shareholders or final court judgement not subject to appeal.

    2.6 REIMBURSEMENT BY SHAREHOLDERS FOR AXIS NET LIABILITIES.

         (a) ADJUSTMENT TO MERGER CONSIDERATION. The Merger Consideration is premised upon Stockholders Equity being at least $2,400,000 at the Closing Date. In the event that Stockholders Equity on the Closing Date is less than $2,400,000, then the Merger Consideration shall be reduced by a number of WHI Shares equal to (x) the difference between the Stockholders Equity on the Closing Date and $2,400,000 (y) divided by the Stock Price ("Merger Consideration Adjustment")(or if any additional amount is later determined to being owing under this SECTION 2.6, WHI shall be entitled to set off against Held Back Shares).

         (b) CALCULATION OF STOCKHOLDERS EQUITY. On the Closing Date, the Shareholders shall deliver to WHI a balance sheet of Axis as of the Closing Date and a preliminary statement based thereon (the "Preliminary Settlement Statement") setting forth their good faith estimate of the amount of Stockholders Equity, which shall be the basis for any adjustment under
    SECTION 2.6(a). If at any time thereafter (but not later than 30 days after issuance of the audited statements of WHI for the year ended December 31, 1997), WHI believes in good faith that the Preliminary Settlement Statement did not accurately describe the amount of the Stockholders Equity and WHI reasonably believes in good faith that the accurate amount of Stockholders Equity is less than $2,400,000, then WHI may deliver to the Shareholders a statement (the "Adjustment Proposal") setting forth in detail its proposed adjustments to Stockholders Equity. Such statement shall be prepared in good faith and shall set forth all positive and negative adjustments of which WHI is aware. WHI shall provide the Shareholders with full access to all assets, records and work papers necessary to compute and verify the accuracy of the Adjustment Proposal. This Adjustment Proposal as delivered to the Shareholders shall be final for purposes of this Agreement unless, within sixty (60) days after delivery to the Shareholders, they shall deliver to WHI a notice setting forth in detail their disagreement with the Adjustment Proposal ("Dispute Notice"). After delivery of a Dispute Notice, WHI and the Shareholders shall promptly negotiate in good faith with respect to the subject of the Dispute Notice, and if they are unable to reach an agreement within fifteen
    (15) days after receipt by WHI of the Dispute Notice, the dispute (but only such disputed items) shall be submitted to the Independent Auditor. The Independent Auditor shall not have authority to redetermine any matter except those which are in dispute. The Independent Auditor shall be directed to issue a final and binding decision within sixty (60) days of submission of the Dispute Notice, as to the issues of disagreement referred to in the Dispute Notice and not resolved by the parties. The Adjustment Proposal, as so adjusted by agreement or by the Independent Auditor (if required) shall be final and binding on the parties.

         (c) PRELIMINARY SETTLEMENT STATEMENT, ADJUSTMENT PROPOSAL AND RELATED PROCEDURES. The Preliminary Settlement Statement and Adjustment Proposal shall be prepared in accordance with GAAP.

         The "Independent Auditor" shall mean one of the "Big Six" public accounting firms with no material relationship to either of the parties chosen by agreement of the parties, or if they are unable to agree, shall mean one of the "Big

    Six" firms with no such material relationship chosen by lot. The fees and expenses of the Independent Auditor shall be equitably allocated by the Independent Auditor based upon his decision. The decision of the Independent Auditor with respect to the Adjustment Proposal shall be final and binding on the parties. The full force and effect of the representations and warranties shall in no way be diminished by the Preliminary Settlement Statement, the Adjustment Proposal or the determination of the Independent Auditor, provided that the Shareholders shall not be liable for any breach of representation or warranty to the extent that any liability giving rise to the breach is reflected in the calculation of Stockholder Equity, as finally determined.

    2.7 ACCOUNTING AND TAX TREATMENT. It is the intention of the Parties that the transactions contemplated herein shall constitute for tax purposes a tax deferred "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and for accounting purposes a pooling of interests business combination. The Parties agree to take no position at any time which is inconsistent with such intention, except as otherwise required by law. It is understood that none of the Parties warrant to any of the others that the intended treatment will be obtained.


                                     ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF AXIS

    Except as set forth on the Disclosure Schedule delivered in respect of
SCHEDULE 3 (the "Axis Disclosure Schedule"), Axis and the Shareholders severally and not jointly represent and warrant to WHI and the Subsidiary the statements made in SCHEDULE 3 as of the date of this Agreement. All references to "Part" in SCHEDULE 3 are a reference to a Part of the Axis Disclosure Schedule. WHI and the Subsidiary acknowledges that the detailed representations and warranties by Axis and the Shareholders set forth in this Agreement have been carefully negotiated and prepared by the parties. Axis and the Shareholders make no representations or warranties with respect to any projections, forecasts or forward-looking information provided to WHI. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SCHEDULE 3 HEREOF, AXIS AND THE SHAREHOLDERS DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESSLY OR IMPLIED, AS TO ANY OTHER INFORMATION OR MATTERS. WHI and the Subsidiary acknowledge that neither Axis, the Shareholders nor any other person or entity has made any representation or warranty, express or implied, as to the accuracy or completeness of any information which is not included or referred to in this Agreement or the Axis Disclosure Schedule and neither Axis, the Shareholders nor any other person or entity will have or be subject to any liability to WHI, any Affiliate thereof or any other person or entity resulting from the distribution of any such information to, or use of any such information by, WHI, any Affiliate thereof or any of their agents, consultants, accountants, counsel or other representatives. Without limitation of the foregoing, to the extent that any offering memoranda or summaries prepared by Axis or the Shareholders or any of its respective advisors or representatives are or have been provided to WHI, WHI acknowledges and agrees that no representation or warranty is made as to the completeness of accuracy of such memoranda or summaries.

                                      ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF WHI

    WHI represents and warrants to Axis and the Shareholders the statements contained in Schedule 4 as of the date of this Agreement.

                                      ARTICLE V

                                      COVENANTS

    The Parties agree as follows with respect to the period from and after the execution of this Agreement to the Closing.

    5.1 GENERAL. Each of the Parties shall use all reasonable efforts to take all action and to do, or to cause to be done, all things necessary or advisable to consummate and make effective the transactions contemplated by this Agreement.

    5.2 NOTICES AND CONSENTS. Axis and the Shareholders shall give any required notices to third parties, and shall use reasonable efforts to obtain any third-party consents necessary for the continued effectiveness of all Material Contracts. Axis and the Shareholders shall obtain the prior approval of WHI as to the form and content of each such notice and consent.

    5.3 REGULATORY MATTERS AND APPROVALS. Each of the Parties will take any action that may be necessary or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of governments and governmental agencies that it may be required to give, make or obtain.

    5.4 OPERATION OF BUSINESS. Except as specifically set forth below or elsewhere in this Agreement or otherwise by written instrument countersigned by WHI, Axis shall not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

         (a) Axis shall not authorize or effect any change in its charter or bylaws;

         (b) Axis shall not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock;

         (c) Axis shall not redeem, repurchase, or otherwise acquire any of its capital stock (but may pay cash dividends) during the period beginning upon the execution of this Agreement and ending upon the earlier of (i) Closing or (ii) termination of this Agreement;

         (d) Axis shall not create, incur, assume or guarantee any indebtedness (including any capitalized lease obligation) or other obligation or liability other than in the Ordinary Course of Business;

         (e) Axis shall not impose or permit any Security Interest upon any of its assets;

         (f) Axis shall not make any capital investment in, make any loan to, or acquire the securities or assets of any other person;

         (g) Axis shall not make any change in employment terms for any of its directors or officers or, other than in the ordinary course of Business, its employees;

         (h) Axis shall not enter into any agreement that requires the payment of royalties or similar arrangements, or renew any existing arrangements in each case other than in the ordinary course of business;

         (i) Axis shall not commit to any of the foregoing; and

         (j) Axis shall use all reasonable efforts to cause Axis to preserve, protect and maintain the Business, maintain and keep in effect all insurance on assets and property, preserve intact the organization and reputation of the Business, keep available the services of present executives, employees and agents of the Business, and preserve the goodwill of suppliers, subcontractors, customers and others having business relationships with the Business through the Closing.

    5.5 FULL ACCESS. Axis shall permit representatives of WHI to have full access to all premises, properties, books, records, contracts, tax records, documents and third parties with relationships with Axis, all on reasonable notice, provided, however, that WHI will only contact third parties after receiving approval from the Shareholders of the manner, timing and form of any contact, such approval not to be unreasonably withheld or delayed.

    5.6 NOTICE OF DEVELOPMENTS. Axis shall give prompt written notice to WHI and the Subsidiary of any material development adversely affecting the assets, liabilities, business, financial condition, operations or results of Axis. Each Party shall give prompt written notice to the others of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement.

    5.7 EXCLUSIVITY. Neither Axis nor the Shareholders nor any person on their behalf shall entertain, discuss, solicit or respond to any offer or inquiry to purchase a significant portion of Axis's assets or capital stock, directly or indirectly, or effect any business combination with Axis during the period beginning upon the execution of this Agreement and ending upon the earlier of
(i) Closing or (ii) termination of this Agreement. Axis and the Shareholders shall notify WHI immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

    5.8 TAX MATTERS. At or prior to the Closing, WHI and Axis shall execute and deliver to Cooley Godward LLP appropriate tax representation letters (which will be used in connection with the legal opinion contemplated by SECTION 6.2(k)). WHI and the Subsidiary shall use all reasonable efforts to cause the Merger to qualify as a tax-free reorganization under Section 368(a)(1) of the Code.

                                      ARTICLE VI

                          CONDITIONS TO OBLIGATION TO CLOSE

    6.1 CONDITIONS TO OBLIGATION OF WHI AND THE SUBSIDIARY. The obligation of each of WHI and the Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (a) Axis shall have procured all of the third party consents specified in Section 5.2 above;

         (b) the representations and warranties set forth in SCHEDULE 3 above (excluding any representation or warranty that refers specifically to "the date of their Agreement," "the date hereof" or any other date, other than the Closing Date) shall be accurate at and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date (i) any inaccuracy that results from or relates to general business, economic or industry conditions shall be disregarded, and (ii) any inaccuracy that results from or relates to the taking of any action contemplated or permitted by this Agreement or the announcement or pendency of the Merger shall be disregarded);

         (c) Axis and the Shareholders shall have performed and complied with their covenants hereunder through the Closing;

         (d) no action, suit or proceeding shall be in effect, pending or threatened before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of WHI to own, or control the Surviving Corporation or benefit therefrom;

         (e) the Parties shall have received all required authorizations, consents and approvals of governments and governmental agencies;

         (f) WHI and the Subsidiary shall have received from Jonathan Steiner, counsel to Axis and the Shareholders, an opinion in the form of EXHIBIT A attached hereto, addressed to WHI and the Subsidiary and dated as of the Closing Date;

         (g) WHI and the Subsidiary shall have received the resignations, effective as of the Effective Time, of each director and officer of Axis and a release from each officer and director in the form of EXHIBIT B hereto (excluding a release of indemnification rights and obligations of WHI arising hereunder);

         (h) WHI shall have received resolutions, certified by the Secretary of Axis, of it board of directors and the Shareholders, authorizing this Agreement and the transactions contemplated hereby.

         (i) all amounts owed to Axis by any Shareholders of Axis (or their Affiliates) shall have been paid in full;

         (j) WHI shall have received the Inducement Agreement from the Shareholders in the form of EXHIBIT C hereto;

         (k) the key employees of Axis shall have executed Axis's standard confidentiality agreement in exchange for sufficient consideration;

         (l) WHI shall have received from management of Axis a letter, dated the Closing Date, relating to "pooling of interests" criteria, in form and substance satisfactory to WHI;

         (m) each of the Shareholders shall have entered into an Employment Agreement in the form attached hereto as EXHIBIT D with WHI;

         (n) No Material Adverse Effect on Axis shall have occurred since the date of this agreement.

WHI and the Subsidiary may waive in writing any condition specified in this
Section 6.1.

    6.2 CONDITIONS TO OBLIGATION OF AXIS. The obligation of Axis and the Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

         (a) the representations and warranties set forth in SCHEDULE 3 above (excluding any representation or warranty that refers specifically to "the date of their Agreement," "the date hereof" or any other date, other than the Closing Date) shall be accurate at and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date (i) any inaccuracy that results from or relates to general business, economic or industry conditions shall be disregarded, and (ii) any inaccuracy that results from or relates to the taking of any action contemplated or permitted by this Agreement or the announcement or pendency of the Merger shall be disregarded);

         (b) each of WHI and the Subsidiary shall have performed and complied with their covenants hereunder through the Closing;

         (c) no action, suit or proceeding shall be in effect, pending or threatened before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of WHI to own, or control the Surviving Corporation or benefit therefrom;

         (d) the Parties shall have received all required authorizations, consents and approvals of governments and governmental agencies;

         (e) Axis shall have received from David P. Shelow, counsel to WHI and the Subsidiary an opinion in the form of EXHIBIT E attached hereto, addressed to Axis and the Shareholders and dated as of the Closing Date;

         (f) Axis and the Shareholders shall have received resolutions, certified by the Secretaries of WHI and the Subsidiary of their respective boards of directors and the stockholder of the Subsidiary, authorizing this Agreement and the transactions contemplated hereby.

         (g) WHI shall have entered into an Employment Agreement in the form attached hereto as EXHIBIT D with each of the Shareholders;

         (h) A registration statement on Form S-4 covering all of the Merger Consideration shall be effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to such registration statement.

         (i) There shall have been delivered to the Shareholders a legal opinion of Cooley Godward LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of
    Section 368 of the Code; PROVIDED, HOWEVER, that if Cooley Godward LLP does not render such opinion or withdraw or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if McDermott, Will & Emery renders such opinion to the Shareholders. In rendering such opinion, such firm may rely on such representations, warranties and certificates as it deems reasonable or appropriate under the circumstances.

         (j) No Material Adverse Effect on WHI shall have occurred since the date of this Agreement.

Axis and the Shareholders may waive in writing any condition specified in this
Section 6.2.

                                     ARTICLE VII

                                     TERMINATION

    7.1 TERMINATION OF AGREEMENT. Any of the Parties may terminate this Agreement as provided below:

         (a) the Parties may terminate this Agreement by joint written consent at any time prior to the Effective Time;

         (b) WHI and the Subsidiary may terminate this Agreement by giving written notice to Axis at any time prior to the Effective Time in the event that Axis is in breach of any representation, warranty, covenant or agreement contained in this Agreement in any material respect, Axis has been notified of such breach and the breach has not been cured in all material respects within forty-five (45) days of such notice; provided, however, that neither WHI nor the Subsidiary may terminate this Agreement pursuant to this SECTION 7.1(b) if either shall have wilfully and materially breached this Agreement;

         (c) WHI and the Subsidiary may terminate this Agreement by giving written notice to Axis at any time prior to the Effective Time, if the Closing shall not have occurred on or before November 30, 1997 by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from WHI or the Subsidiary breaching any representation, warranty, covenant or agreement contained in this Agreement); or

         (d) Axis may terminate this Agreement by giving written notice to WHI at any time prior to the Effective Time in the event that WHI is in breach of any representation, warranty, covenant or agreement contained in this Agreement in any material respect, WHI has been notified of such breach and the breach has not been cured in all material respects within forty-five
    (45) days of such notice; provided, however, that Axis may terminate this Agreement pursuant to this SECTION 7.1(d) if it shall have wilfully and materially breached this Agreement;

         (e) Axis may terminate this Agreement by giving written notice to WHI at any time prior to the Effective Time, if the Closing shall not have occurred on or before November 30, 1997 by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from Axis or the

    Shareholders breaching any representation, warranty, covenant or agreement contained in this Agreement).

    7.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7.1 above, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, provided, that the confidentiality provisions contained in those certain Confidentiality Agreements between WHI and Axis dated August 29, 1997 (the "Confidentiality Agreements") shall survive the termination of this Agreement.


                                     ARTICLE VIII

                             SURVIVAL AND INDEMNIFICATION

    8.1 SURVIVAL. All representations, warranties, covenants and agreements contained in this Agreement shall be deemed to be material and to have been relied upon by the Parties hereto. All covenants and agreements shall survive the Closing and shall be fully effective and enforceable until the covenant or agreement has been fully performed. All representations and warranties (other than with respect to the DeArmond Litigation) shall survive the Closing for a period of 1 year; provided, however, that any representations and warranties concerning tax liability shall survive until ninety days following the expiration of any applicable statute of limitations and any representations and warranties set forth in Section 34 of SCHEDULE 3 shall survive for two years. Notwithstanding anything to the contrary contained herein, the representation, and warranties contained in this Agreement shall not be affected by any investigation, verification or examination by any Party or by anyone on behalf of any such Party.

    8.2 INDEMNIFICATION BY WHI. From and after the Closing, WHI shall indemnify and hold Shareholders harmless from and against any and all loss, cost, damage, expense (including court costs and attorneys' fees), caused by or arising from any breach of representation or warranty contained in Schedule 4 or breach of any covenant or agreement of WHI or the Subsidiary contained herein. The amount to which the Shareholders shall be entitled hereunder which has not been paid to the Shareholders shall be referred to as the "Shareholder Indemnification Amount."

    8.3 INDEMNIFICATION BY THE SHAREHOLDERS. From and after the Closing, the Shareholders shall jointly and severally indemnify and hold WHI, the Subsidiary and the Surviving Corporation harmless from and against any and all loss, cost, damage, expense (including court costs and attorneys' fees) caused by or arising from (i) any breach of representation or warranty contained in Schedule 4 or breach of any covenant or agreement of Axis or the Shareholders contained herein, (ii) any liability or expense arising out of the Identified Litigation, (iii) any liability or expense arising out of the matters disclosed in Parts 3.3, 3.25,
3.29 or 3.34 of the Axis Disclosure Schedule, and (iv) any undisclosed indebtedness (contingent or absolute) voluntarily incurred by Axis in connection with activities not related to the Business. The amount to which WHI or the Surviving Corporation shall be entitled hereunder which has not been paid to WHI or the Surviving Corporation shall be referred to as the "WHI Indemnification Amount." In the case of WHI Shares withheld pursuant to
SECTION 2.5, they shall be valued at the Stock Price.

    8.4 NOTICE OF CLAIMS. Should any claim be made against WHI or the Surviving Corporation by a person not a party to this Agreement with respect to any matter to which indemnity of any of the Shareholders set forth in
Article VIII applies, then WHI shall promptly give the Shareholders written notice of any such claim, and, subject to this Article VIII, such Shareholders shall thereafter have the option to defend or settle any such claim, at their sole expense, on their own behalf and with counsel of their own choosing, which counsel shall be reasonably satisfactory to WHI. If the Shareholders fail to, or elect not to defend any such claim, WHI shall defend such claim; provided, however, that the Shareholders' consent shall be required for any settlement payment, which consent will not be unreasonably withheld. In such defense or settlement of any claim, the non-defending party shall cooperate with and assist the parties to the maximum extent reasonably possible and may participate therein (at such party's expense) with such party's own counsel, and such party's written consent shall be a requirement to any settlement or disposition thereof, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary contained herein, if the Shareholders shall not consent to a settlement recommended by WHI, the Shareholders shall be liable for any indemnification amount in excess of the recommended settlement payment arising from the final resolution of the proceedings plus any additional defense costs incurred by WHI subsequent to the recommended settlement. Any payment resulting from such defense or settlement, together with the total expense thereof, shall be binding on the parties for the purposes of this Article VIII. Subject to the limits for claims in SECTION 8.1, failure to give notice within a reasonable period of time shall not constitute a defense, in whole or in part, to any claim for indemnification by WHI, except only to the extent that such failure by WHI or the Surviving Corporation shall result in a material prejudice to the Shareholders.

    8.5 DEDUCTIBLE. Notwithstanding anything to the contrary contained herein,

         (a) The Shareholders shall have not have any liability to WHI and the Surviving Corporation for breaches of representations or warranties until the total WHI Indemnification Amount exceeds $350,000 plus the amount by which Stockholders Equity exceeds $2,600,000 ("Total Deductible"), whereupon only the amount in excess of the Total Deductible shall be payable;

         (b) WHI shall have not have any liability to the Shareholders for breaches of representations or warranties until the total Shareholder Indemnification Amount exceeds $350,000, whereupon only the amount in excess of $350,000 shall be payable.

    8.6 LIMITATION OF LIABILITY.

         (a) Neither WHI, the Subsidiary nor the Surviving Corporation will be entitled to be indemnified or held harmless pursuant to this Article VIII;

              (i) with respect to consequential damages, including, without limitation, consequential damages consisting of business interruption or lost profits, or with respect to punitive damages;

              (ii) with respect to any obligation, liability or matter to the extent reserves or accruals for such matter are reflected in the financial statements of Axis;

              (iii) to the extent any obligation or liability or matter, including with respect to environmental remediation and clean-up, arise under any Law or interpretations of any Law or interpretations of any Law that arise or are promulgated or announced after the Closing Date;

         (b) Any indemnification or recovery by WHI, the Subsidiary or the Surviving Corporation under Article VIII of this Agreement, any agreement or instrument contemplated hereby, any document relating hereto or thereto or any Exhibit or Schedule to this Agreement or otherwise relating to the transactions contemplated hereby shall not exceed $7,146,916.43, except for indemnification regarding matters described in SECTION 8.3(ii) and (iii).

         (c) The Shareholders shall not be obligated or liable for indemnities, obligations or liabilities of and to the extent arising from any tax determinations, allocations or positions of WHI or the Surviving Corporation after the Closing that are different from those of Axis prior to the Closing unless such position is required by law.

         (d) Any recovery payable under Article VIII hereof shall be calculated after giving effect to (A) any proceeds received from insurance policies paid for by Axis prior to the Closing or for which reimbursement of the premium amount is made by the Shareholders after Closing covering the damage, loss, liability or expense that is the subject to the claim for indemnity and (B) the actual realized tax benefit to WHI or the Surviving Corporation resulting from the damage, loss, liability or expense that is the subject of the indemnity; PROVIDED that to the extent that any tax benefit is realized in a tax year other than the year in which the indemnity is paid, WHI shall make a payment to the Shareholders in the amount of such realized tax benefit in the year in which it is realized.
Axis shall purchase such insurance as requested by the Shareholders upon a commitment for reimbursement from the Shareholders for any premium for such insurance. For purposes of this Article VIII, an actual realized tax benefit is an actual reduction in taxes payable net of lost tax benefits or a refund of taxes previously paid net of lost tax benefits.

         (e) No Shareholder shall be liable for any WHI Indemnification Amount in excess of the amount thereto multiplied by his percentage ownership of Axis on the date hereof.

         (f) Except for any claim for indemnification relating to the DeArmond Litigation, any claim by either party for indemnification hereunder must be asserted in writing prior to the first anniversary of the Closing Date, provided however, that any claims by WHI relating to breach of representations or warranties concerning tax liability may be brought until ninety days following the expiration of any applicable statute of limitations and any claims relating to breach of the representations and warranties set forth in Section 34 of SCHEDULE 3 may be brought until the second anniversary of the Closing Date.

    8.7 EXCLUSIVE REMEDY. The sole recourse and exclusive remedy of WHI, the Subsidiary or the Surviving Corporation against Axis and the Shareholders (i) prior to the Closing for the breach of any of the representations, warranties, covenants and agreements contained in this Agreement shall be the release, by terminating this Agreement, of WHI's obligations to complete the transactions herein, and (ii) after the Closing for the breach of any representations, warranties, covenants and agreements contained in this Agreement, any agreement or instrument contemplated hereby, any document relating hereto or thereto or any Exhibit or Schedule to this Agreement, or otherwise arising from the transactions contemplated hereby, shall be to assert a claim for indemnification under the provisions of this Article VIII. The only legal action which may be asserted by WHI or the Surviving Corporation against Axis or the Shareholders with respect to any matter which is the subject of this Agreement shall be a contract action to enforce, or to recover damages for the breach of, this Agreement, and any recovery by WHI shall be limited as provided in this Article VIII. Without limiting the generality of the foregoing, no legal action based upon predecessor or successor liability, contribution, tort or strict liability may be maintained by WHI, the Subsidiary or the Surviving Corporation against Axis or the Shareholders with respect to any matter that is the subject of this Agreement, any agreement or instrument contemplated hereby, any document relating hereto or thereto or any Exhibit or Schedule to this Agreement, or otherwise arising from the transactions contemplated hereby.

                                      ARTICLE IX

                     SECURITIES LAW MATTERS; BENEFIT PLAN MATTERS

    9.1 REGISTRATION STATEMENT. WHI shall use all reasonable efforts to cause a Form S-4 registration statement covering the issuance of the Merger Consideration to remain effective through the Closing and shall prepare and cause to be filed with the SEC any other documents required by the Securities Act or the Exchange Act in connection with the Merger. Each of WHI and Axis shall promptly furnish to the other all information that may be required or reasonably requested in connection with any action contemplated by this
SECTION 9.1. If any event relating to Axis or relating to WHI occurs, or if Axis or WHI becomes aware of any information, that should be set forth in an amendment or supplement to such S-4 Registration Statement then Axis or WHI (as the case may be) shall promptly inform the other thereof and shall cooperate with the other in filing such amendment or supplement with the SEC and, if appropriate, in delivering such amendment or supplement to the Shareholders.

    9.2 PARENT PLANS AND BENEFIT ARRANGEMENTS. The Benefit Plans (as defined in SCHEDULE 3) of Axis that provide non-discretionary, non-cash benefits to employees of Axis and that are substantially similar to benefit plans and benefit arrangements currently maintained by WHI shall, to the extent practicable, be maintained in effect by the Surviving Corporation until the Continuing Employees (as defined in this SECTION 9.2) are allowed to participate in such similar benefit plans or benefit arrangements maintained by WHI. As soon as practicable after the Effective Time, WHI's benefit plans and benefit arrangements will provide benefits to the Continuing Employees who are eligible for WHI's benefit plans and benefit arrangement that are comparable to the non-discretionary, non-cash benefits provided to similarly situated employees of WHI. If permitted by WHI's plans, any pre-existing condition limitations contained in WHI's health plans and health benefit arrangements for any Continuing Employee who would be deemed under WHI's health plans and health benefit arrangements to have a disqualifying pre-existing condition shall be waived by WHI and any provider under any of its plans and arrangements, to the extent such condition was covered by a Benefit Plan immediately prior to the Effective Time. If permitted by WHI's plans, WHI's benefit plans and benefit arrangements shall give full credit to each Continuing Employee for such Continuing Employee's period of service with Axis prior to the Effective Time for all purposes for which such service was recognized under the Benefit Plans prior to the Effective Time. For purposes of this SECTION 9.2 "Continuing Employee" shall mean any employee of Axis who continues as an employee of the Surviving Corporation or WHI after the Effective Time.

    9.3 NASDAQ QUOTATION. WHI shall cause the WHI Shares to be approved for quotation on the Nasdaq National Market.

                                      ARTICLE X

                                    MISCELLANEOUS

    10.1 PRESS RELEASES AND ANNOUNCEMENTS. During the period beginning upon full execution of this Agreement and ending upon the earlier of (i) Closing or (ii) termination of this Agreement, no Party shall issue any press release, public announcement or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the foregoing shall not prohibit disclosure to a Party's attorneys, accountants, lenders or financial advisors (who shall be bound by this provision), nor shall the foregoing prohibit WHI from making any public disclosure it believes in good faith is required by Law (in which case WHI will advise Axis prior to making the disclosure, which must be approved in content by Axis, which approval cannot be unreasonably withheld or delayed). After Closing, WHI shall be entitled to make the first public disclosure regarding the subject matter of this Agreement and WHI's consent shall be required prior to any public disclosures made by Axis and the Shareholders not to be unreasonably withheld.

    10.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

    10.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

    10.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, successors and permitted assigns.

Other than WHI and Subsidiary, no Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that in the event of an assignment by WHI or Subsidiary, the assignor shall remain liable for all of the obligations hereunder transferred to the Assignee. In no event shall any assignment of this Agreement be made by WHI or Subsidiary prior to Closing to a party other than an Affiliate of WHI.

    10.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Any reference herein to an agreement or contract shall be deemed to refer also to the other (such terms being interchangeable) and shall include commitments and understandings, whether written or oral, including all amendments thereto.

    10.6 HEADINGS; MEANING. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The term "including" shall be interpreted to mean "including without limitation."

    10.7 NOTICES. All notices, requests, demands, claims and other communications hereunder must be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three (3) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to Axis or the Shareholders:

              Peter Boboff
              1083 Clay Street, Apt. 102
              San Francisco, CA 94108

              Graham Weston
              2361 Broadway
              San Francisco, CA 94115

         If to WHI or the Subsidiary:

              Whittman-Hart, Inc.
              311 South Wacker Drive
              Suite 3500
              Chicago, IL 60606-6618
              Attention:  Robert F. Bernard, President
              Fax No.:  (312) 913-3050

              Copies to:

              Whittman-Hart, Inc.
              311 South Wacker Drive
              Chicago, Illinois  60606-6618
              Attention:  David Shelow, Esq.
              Fax No.:  (312) 913-6650

                        AND

              Neal J. White, P.C.
              McDermott, Will & Emery
              227 West Monroe Street
              Chicago, Illinois  60606
              Fax No.:  (312) 984-3669

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change its address by giving the other Parties notice in the manner herein set forth.

    10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.

    10.9 AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the appropriate Parties. No waiver by any Party of any misrepresentation or breach of warranty, covenant or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent misrepresentation or breach of warranty, covenant or agreement hereunder.

    10.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

    10.11 EXPENSES. Except as otherwise specifically set forth herein, WHI will bear the costs and expenses (including legal fees and expenses) of WHI and Subsidiary incurred in connection with this Agreement and the transactions contemplated hereby and Shareholders will bear the costs and expenses (including legal fees and expenses) of Shareholders and Axis incurred in connection with this Agreement and the transactions contemplated hereby, and Axis shall bear none of such expenses except as set forth in the next sentence. At Closing Axis shall pay in cash Axis's reasonable and documented legal and accounting fees not to exceed $150,000 and WHI shall pay in cash Axis's brokerage fees not to exceed two percent (2%) of the value of the Merger Consideration, valued in accordance with the Sequoia Partners engagement letter incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Axis may pay any other expenses of Axis or the Shareholders incurred prior to the Effective Time provided that any such expenses still outstanding at the Effective Time are included in the Preliminary Settlement Statement and taken into account in the calculation of Stockholders Equity but only to the extent they exceed the foregoing amounts. Any such expenses falling within the foregoing $150,000 limit shall not be included in the Preliminary Settlement Statement regardless of whether GAAP would otherwise require their inclusion.

    10.12 CIVIL LIABILITY UNDER RICO. The Parties hereby waive all rights to pursue civil remedies to which they may be entitled or may become entitled with respect to this Agreement and the transactions contemplated hereby against the other parties hereto under the Racketeer Influenced and Corrupt Organization Act of 1970, as amended, including specifically any rights to treble damages which may be available to them pursuant to 18 U.S.C.
Section 1964(c).

    10.13     INDEMNIFICATION AND INSURANCE.

         (a) From and after the Effective Time, WHI will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Axis pursuant to (i) each indemnification agreement currently in effect between the Company and each person who is or was a director or officer of Axis at or prior to the Effective Time and (ii) any indemnification provision under Axis's Articles of Incorporation or By-Laws as each is in effect on the date hereof (the persons to be indemnified pursuant to the agreements or provisions referred to in clauses (i) and (ii) of this SECTION 10.13 shall be referred to as, collectively, the "Indemnified Parties"). The Articles of Incorporation and By-

Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in Axis's Restated Articles of Incorporation and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party.

    (b) WHI and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided for in this SECTION 10.13.

    (c) This SECTION 10.13 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by Axis, WHI, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of WHI and the Surviving Corporation.

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                             AXIS CONSULTING INTERNATIONAL, INC.


                             By:_________________________________



                             WHITTMAN-HART, INC.


                             By:_________________________________
                                Robert F. Bernard, President



                             WHITTMAN-HART ASSOCIATES, INC.


                             By:_________________________________
                                Robert F. Bernard, President


                                _________________________________
                                  Peter Boboff


                                _________________________________
                                  Graham Weston

AXIS AND SHAREHOLDER REPRESENTATIONS                                SCHEDULE 3


         1. AUTHORITY AND NO CONFLICT. Axis has full right, power and authority, without the consent of or filing with any other person (including any governmental authority), to execute and deliver this Agreement and the agreements contemplated hereby and to carry out the transactions contemplated hereby and thereby. All corporate and other acts required to be taken by Axis to authorize the execution, delivery and performance of this Agreement and all agreements and transactions contemplated hereby have been properly taken.
Except as set forth in PART 3.1, such execution, delivery and performance will not create any material encumbrance nor terminate nor accelerate any obligation under any Material Contract, (A) will not violate or conflict with any provision of (i) the charter or by-laws of Axis, (ii) any injunction, decree or judgment of any court or governmental agency identifying Axis therein, or (iv) any Law applicable to the Axis or the Business.

         2. VALIDITY. This Agreement has been, and the agreements and other documents to be delivered at Closing will be, duly executed and delivered and constitute the valid and legally binding obligations of Axis, enforceable in accordance with their respective terms. This Agreement has been, and the agreements and other documents to be delivered at Closing will be, duly executed and delivered and constitute the valid and legally binding obligations of the Shareholders, enforceable in accordance with their respective terms. No approval, registration, filing or other action by or with any person, including any governmental authority, is required in connection for Axis to execute and consummate this Agreement.

         3. DUE ORGANIZATION. Axis is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Axis has full power and authority and all requisite licenses and rights to carry on the Business. PART 3.3 sets forth each state in which Axis is licensed or qualified to do business, and there are no other states in which Axis is required to be licensed or qualified by reason of the conduct of its Business or the ownership of its assets. Axis has delivered to WHI correct and complete copies of the charter and bylaws of Axis (as amended to date). The minute books (containing all records of meetings of the shareholders, the board of directors, and any committees of the board of directors) and the stock record books of Axis as made available to WHI are accurate and complete. Axis is not is in default under or in violation of any provision of its charter or bylaws.

         4. CAPITALIZATION. The entire authorized capital stock of Axis consists of an aggregate of 50,000 shares of Capital stock, no par value, of which 1,000 shares are issued and outstanding and owned by the Shareholders free and clear of liens, claims or encumbrances. No shares will be issued or transferred in any manner by Axis after the date of this Agreement. All of the issued and outstanding shares of Axis have been duly authorized and are validly issued, fully paid, and nonassessable. All previously issued shares which are not outstanding have been duly redeemed. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Axis is a party or which are binding upon Axis providing for the issuance, disposition or acquisition of any of Axis's capital stock or rights thereto. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Axis or Axis shares.

         No shares of Axis's capital stock were issued in violation of any preemptive, subscription or other right of any person, including any right to acquire securities of Axis. All shares of Axis's capital stock were issued and sold in compliance with all Laws, including state and federal securities laws. There are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting or any other rights with respect to any Company Shares. No shares of Axis's capital stock have ever been redeemed or otherwise reacquired by Axis.

         5. SUBSIDIARIES. Axis does not own stock or have any equity investment or other interest in, does not have the right to acquire any such interest, and does not control, directly or indirectly, any corporation, association, partnership, joint venture or other entity and has not had such an ownership or control relationship with any such entity.

         6. DIRECTORS AND OFFICERS. PART 3.6 sets forth a true and current list of the officers and directors of Axis.

         7. TRANSACTIONS WITH AFFILIATES.  No Affiliate:

         a. owns, directly or indirectly, any interest in any entity which is a competitor, lessor, lessee, customer, licensor or supplier of Axis;

         b. has any cause of action or other claim against or owes any amount to, or is owed any amount by, Axis or any licensor or supplier of Axis; or

         c. has any interest in or owns any assets, property, or rights used in the conduct of the Business; or

         d. is a party to any contract, lease, agreement, arrangement or commitment used in the Business.

    The term "Affiliate" shall mean:

         (a) any corporation, partnership, trust or other entity (i) in which Axis or any person listed in (b) or (c) below has, directly or indirectly, a five percent (5%) or greater interest or (ii) which controls, is controlled by, or is under common control with Axis, any person listed in (b) or (c) below, any of the entities described in the preceding clause (i) or any combination thereof;

         (b)  the Shareholders; and

         (c) any descendant, ancestor, spouse, brother, sister or other relation of any person described in (b) above.

         8. BANKING RELATIONSHIPS AND INVESTMENTS. PART 3.8 sets forth an accurate, list of all banks and financial institutions in which Axis has an account, deposit, safe-deposit box or borrowing relationship, factoring arrangement or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under loan facilities, or to obtain access to such boxes. PART 3.8 sets forth an accurate list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by Axis (the "Investments"). Axis has good and legal title to all of the Investments.

         9. INSURANCE. PART 3.9 sets forth an accurate list and summary description of all binders, policies of insurance or fidelity bonds ("Insurance") maintained by Axis or in which Axis is a beneficiary or a named insured. All Insurance has been issued under valid and enforceable policies or binders for the benefit of Axis, and all such policies or binders are in such types and full force and effect. There are no pending or currently asserted claims against any Insurance as to which any insurer has denied liability, and since December 31, 1995, there have been no claims under any Insurance that have been disallowed or improperly filed. No notice of cancellation or nonrenewal with respect to any Insurance has been received by Axis since December 31, 1995.

         10. MOTOR VEHICLES. PART 3.10 sets forth an accurate list of all motor vehicles used by Axis, whether owned or leased. All such vehicles are (a) properly licensed and registered in accordance with applicable law; and (b) insured as set forth in PART 3.10.

         11. REAL ESTATE LEASES. Axis does not own any real property. Axis does not lease any real property.

         l2. PERSONAL PROPERTY LEASES. PART 3.12 sets forth an accurate list of all leases of personal property used in the Business. Axis has been in peaceable possession of the property covered by each such lease since the commencement thereof. Axis has made available to WHI an accurate, correct and complete copy of each such lease.

         13. FINANCIAL STATEMENTS; RECEIVABLES. The financial statements of the Business attached hereto as PART 3.14 from for the years ended December 31, 1995 and December 31, 1996 AND the balance sheet and income statement dated September 30, 1997 (collectively, the "Financial Statements") are (i) fair presentations of the financial condition, results of operations and cash flows as of the dates and for the periods indicated and (ii) prepared in accordance with generally accepted accounting principles ("GAAP"). Axis is not subject to any liability or obligation (whether absolute, accrued, contingent or otherwise, known or unknown) of a nature required to be reported in the liabilities column of the financial statements under GAAP which is not shown or provided for on the Financial Statements or described in narrative form on PART 3.14, except for performance obligations under contracts (A) entered into in the Ordinary Course of Business not arising from breach and (B) otherwise identified in the Axis Disclosure Schedule. All accounts receivable were generated in the Ordinary Course of the Business. The net amount of accounts receivable of the Business reflected on the Preliminary Settlement Statement will be collectible within ninety (90) days of the Closing Date, PROVIDED, HOWEVER, such warranty of collectibility does not apply to receivables which become uncollectible due to
(i) the debtor's inability to pay, which Axis and the Shareholders are unaware of prior to Closing or (ii) a failure or defect in performance which occurs after the Closing.

         14. INTERIM CHANGE. From September 30, 1997 to the date of this Agreement, Axis has operated the Business in the ordinary course, consistent with past practice, and there has not been any of the following in connection with the Business:

         a. any event resulting in a Material Adverse Effect;

         b. any material increase in the compensation, or benefits payable or to become payable to or on account of employees other than in the Ordinary Course of Business;

         c. any work stoppage or labor dispute;

         d. any material damage to, destruction of or claim against a material asset, or any disposition of assets, other than sales in the Ordinary Course of Business;

         e. any change in credit or accounting practices;

         f. any amendment to any Material Contract; or

         g. any agreement to take any of the foregoing actions.

         15. TITLE TO ASSETS. Except as set forth on PART 3.16(a), Axis is the sole and exclusive legal and equitable owner of all right, title and interest in and to all of the assets (excluding rented property, leased property, intellectual property, or Software (as defined herein)) used in the Business or shown on the Financial Statements, free and clear of the interests and rights of any other party, including any lease, license, right, Security Interest (except for any lien for current taxes not yet due and payable), restriction or royalty arrangement of any kind or character, direct or indirect, whether accrued, absolute, contingent or otherwise, and no person other than Axis has any interest in any assets employed in the Business. PART 3.16(b) sets forth an complete list of all the depreciable assets with a market value in excess of $5,000.00. The tangible Axis assets are in good repair, order and condition (reasonable wear and tear excepted), are suitable for the purposes for which they are presently being used, and are adequate to meet all present requirements of the Business. Axis's assets will continue to be available and will furnish WHI with all of the rights to operate the Business in the same manner as presently and historically operated by Axis.

         16. INTELLECTUAL PROPERTY. PART 3.16 sets forth an accurate list and summary description of all trademarks, trade names, service marks, patents, copyrights and applications for any of the foregoing, owned by Axis (the "Axis Intellectual Property"). There are no licenses or other agreements relating to any Axis Intellectual Property. None of the Axis Intellectual Property is subject to any extensions, renewals, taxes or fees due within 90 days after Closing. With respect to the Axis Intellectual Property, (a) Axis has the sole and exclusive right to use the Axis Intellectual Property free of rights or claims of others; (b) no action, suit, proceeding or investigation is pending or, to the Shareholders' Knowledge, threatened; (c) none of the Axis Intellectual Property interferes with, infringes upon, conflicts with or otherwise violates the rights of others, or is being interfered with or infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge; (d) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Axis Intellectual Property; (e) none of the Axis Intellectual Property, the use thereof by Axis, or the activities of the Business infringe upon or violate any copyrights, trademarks, patents, trade secrets or any other intellectual property rights of others; and (f) Axis has not agreed to indemnify any person for or against any infringement of or by the Axis Intellectual Property.

         17. SOFTWARE AND INFORMATION SYSTEMS. For purposes of this Section, the term "Software" means all computer software programs, program specifications, charts, procedures, source codes (including annotations), object codes, input data, diagnostic and other routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions and flow charts owned or used by Axis. For purposes of this Section, the term "computer software programs" includes any set of arithmetic and/or logical instructions meant to run on, or to control the operation of, any computer (i) whether those instructions are a complete program, a collection of programs making up a subsystem or system, or are merely subroutines or meant to operate in conjunction with other software, and (ii) whether such instructions must be run through another computer program before being useable on a computer, whether such instructions can be used at execution time only in conjunction with another computer program (i.e., an "interpreter") or whether such instructions are in a form that can be run on a computer "as is," except for any necessary interfaces with the computer's microcode, operating system or reference-resolving routines.

         PART 3.17 sets forth an accurate list and summary description of all Software which is licensed to Axis by third parties but as to which Axis does not have possession of the source code (other than Software generally available for license fee of less than $5,000, "Third Party Software"); PART 3.17 also identifies all licenses, contracts and other arrangements with respect to the Third Party Software (collectively the "Third Party Licenses"). With respect to the Software:

         a. There is no (i) Software as to which the source code is owned by Axis ("Owned Software") or (ii) Software which is licensed to Axis by third parties and as to which Axis is in possession of the source code;

         b. Axis does not sell or license Software;

         c. Axis has not copied or used any of the Software in violation of the applicable license or otherwise violated any of its agreements or the rights of others with respect thereto; and

         d. Axis does not use any unlicensed Software for development purposes.

         18. CUSTOMERS AND SUPPLIERS. PART 3.18 sets forth a list of the ten largest customers by revenues during the fiscal year ended December 31, 1996.
PART 3.18 sets forth an accurate list of all former or current customers of Axis who, since January 1, 1995, have terminated or otherwise cancelled their relationship with Axis or notified Axis that they may do so and were among the twenty largest customers by revenues during either the fiscal year ended December 31, 1995 or the fiscal year ended December 31, 1996.

         19. EMPLOYEES; INDEPENDENT CONTRACTORS. PART 3.19 is an accurate list containing:

         a. a list of all employees (including name, title and position) employed by Axis;

         b. the employee's length of service and date of hire;

         c. a list of all contracts, written or oral, with each managerial employee regarding services to be rendered, terms and conditions of employment, (with respect to such items listed on PART 3.19, accurate copies have been delivered to WHI);

         d. the annual salary or hourly wage of each employee;

         e. a summary of all current and other arrangements since January 1, 1995 with independent contractors that are individuals involving amounts in excess of $5,000 on an annual basis.

All employees of Axis are "at will" employees and can be terminated without notice. With respect to the employees of Axis, i) there are and have been no actual or alleged violations of any Laws respecting the employment of any employees; no employees are represented by any union or covered by any collective bargaining agreement and there has been no question concerning representation raised or threatened; ii) all employment-related books and records have been prepared in the Ordinary Course of Business; iii) Axis is in compliance with all contracts of employment; iv) there exists no discrimination or harassment claims by any employees against Axis or the Shareholders, and there are no circumstances which could give rise to any claim or allegation in regard thereto.

         20. EMPLOYEE BENEFIT PLANS. Except as disclosed in PART 3.20, there are no "welfare benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee pension benefit plans" (as defined in Section 3(2) of ERISA), bonus, profit sharing, deferred compensation, incentive or other compensation plans or agreements, and other employee fringe benefit plans whether funded or unfunded, qualified or unqualified (all the foregoing being herein called "Benefit Plans") maintained or contributed to for the benefit of any of the employees of Axis.

         21. COMPLIANCE WITH THE CODE AND ERISA. The Benefit Plans comply currently, and have complied in the past, both as to form and operation, with the provisions of ERISA and the Internal Revenue Code of 1986, as amended ("Code") (including Section 410(b) of the Code relating to coverage) and all other applicable laws, rules and regulations.

         22. ADMINISTRATION. The Benefit Plans have been administered to date in compliance with the requirements of the Code and ERISA and in accordance with their terms. All reports, returns and similar documents for the Benefit Plans required to be filed with any government agency or distributed to any participant have been duly and timely filed or distributed. There are no investigations, proceedings or other claims (except claims for benefits payable in the normal operation of either plan), against or involving any Benefit Plan that could give rise to any material liability to such plan, nor, are there any facts that could give rise to any material liability to any plan.

         23. PROHIBITED TRANSACTIONS. No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred which involves the assets of the 401(k) Plan. Neither Axis nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner which could be expected to subject Axis to any liability for breach of fiduciary duty under ERISA or any other applicable law.

         24. MULTI-EMPLOYER PLANS. Axis has never been required to contribute to any "multi-employer pension plan" (as defined in Section 3(37) of ERISA) with respect to employees of the Business.

         25. LICENSES AND PERMITS. PART 3.25 contains a complete list and summary description of all permits, licenses, approvals, registrations and authorizations issued by any governmental agency used or required for the operation of the Business (the "Licenses and Permits"). Axis holds all the Licenses and Permits in its name. The Licenses and Permits are valid and in full force and effect, no violations exist in respect thereof and there are not pending, or to the Knowledge of the Shareholders, threatened any proceedings or circumstances which could result in the termination, revocation, limitation or impairment of any License or Permit. The Merger will not adversely affect the validity of the Licenses and Permits.

         26. MATERIAL CONTRACTS. PART 3.26 sets forth a complete list of all, written and oral contracts, including all amendments and supplements thereto to which Axis is a party (i) which are material to the operations (as historically conducted or presently conducted), assets, liabilities, condition (financial or otherwise), or operations of the Business or (ii) which otherwise involve any of the following types of contracts (the items in (i) and (ii) being collectively referred to herein as the "Material Contracts"):

         a. all purchase orders or contracts for the purchase of any materials or services which were not entered into in the Ordinary Course of Business;

         b. any sales or service agreements;

         c. any design, engineering, or distribution agreement;

         d. all personal or real property leases involving an amount in excess of $10,000;

         e. any other contract, with a party who provided payments or performance of a value which would have caused such party to have been one of the 20 largest suppliers or customers of Axis in any one of the past three fiscal years, which provides for payment or performance by any party thereto having an aggregate value of $100,000 or more; and

         f. any agreement not to compete or solicit clients or otherwise restricting Axis's activities to conduct the Business in any specified geographic area.

Accurate copies of each Material Contract (of the form of each such contract) have been delivered to WHI. Each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms. Axis has complied with all material commitments and obligations on its part to be performed or observed under each Material Contract. No event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a material default under or a material breach of any Material Contract by Axis, or, to the knowledge of the Axis, by any other party. The consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a default under or a breach of any provision of any Material Contract.

         27. LEGAL PROCEEDINGS. Axis is not a party to or, to the knowledge of the Shareholders, is threatened with any dispute, action, arbitration, suit or other proceeding. No basis exists for any such proceeding which could have a

Material Adverse Effect. The Shareholders have no knowledge of any investigation threatened or contemplated by any governmental or regulatory authority. None of Axis, the Shareholders the Business or its assets is subject to any judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency or any arbitrator identifying Axis by name therein.

         28. COMPLIANCE WITH LAW. Axis complies in all material respects with applicable laws thereto, and is not and will not be any material liability to WHI arising from or related to any prior violations thereof. Axis has not
(a) made any unlawful political contributions, (b) made any payment to officials in their individual capacities for the purpose of affecting their action or the action of the body they represent or to obtain special concessions, or (c) made payments to individuals or taken similar actions to obtain or retain business, other than customary business gifts or entertainment.

         29. TAXES.

         a. Axis has filed all returns, and information returns and statements (collectively, "Returns") required to be filed or sent with respect to all foreign, federal, state, county, local and other taxes of every kind, including income, gross receipts, excise, franchise, property, value added, import duties, employment, payroll, sales and use taxes and any additions to tax and any interest or penalties thereon (collectively, "Taxes") for any period ending on or before the Closing Date or received proper extensions in respect thereof. As of the time of filing, the Returns accurately reflected, and Returns not yet filed as of the date hereof but filed before the Closing Date will accurately reflect, the information required to be shown thereon. Axis has timely paid all Taxes prior to the date hereof and will timely pay all Taxes that will be shown as due and payable on its Returns required to be filed or sent after the date hereof but filed before the Closing Date.

         b. Axis has obtained all appropriate sales Tax exemption certificates for all sales made without charging or remitting a sales Tax absent which such a sales tax would be due. Axis has withheld amounts from employees and others as required under applicable law.

         c. No adjustment of or deficiency for any Tax or claim for additional Taxes is in any written communication, proposed, threatened, asserted or assessed against Axis or any other person for which Axis could be liable. Axis has no dispute with any taxing authority as to Taxes of any nature. There are no audit examinations being conducted or to the knowledge of the

Shareholders, proposed with respect to Taxes. Axis has not granted any extension or waiver of any statute of limitations relating to the assessment or collection of Taxes.

         30.  RECEIPT OF PROSPECTUS.   Each Shareholder acknowledges receipt of
the prospectus of WHI dated May 7, 1997 together with a supplement dated November 21, 1997.

         31. BROKERS. Axis has not retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby and as to which WHI will incur any liability, and no fee will be owed to a broker engaged by Axis with respect to any transaction by Axis after the Closing.

         32. CERTAIN ACCOUNTING MATTERS. None of Axis nor any of the Shareholders, nor any of their Affiliates, has taken or agreed to take any action that (without regard to any action taken or agreed to be taken by WHI or any of its Affiliates) would prevent WHI from accounting for the transactions contemplated hereby as pooling of interests business combinations in accordance with GAAP, the criteria of Accounting Principles Board Opinion No. 16, and the regulations of the SEC.

         33.  UNDISCLOSED LIABILITY.  Except as disclosed on the Axis
Disclosure Schedule, as disclosed on the Preliminary Settlement Statement, or for obligations to be performed in the future under disclosed Material Contracts and under executory contracts which are not Material Contracts, Axis and the Business are not subject to any liability or obligation (whether absolute, accrued, or contingent, known or unknown).

         34. IMMIGRATION. Axis has on file a valid Form I-9 for each employee hired by Axis on or after November 7, 1986 and continuously employed after November 6, 1986 or the applicable date of hire. All employees of Axis employed in the U.S are (i) United States citizens, or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the Attorney General of the United States (Immigration and Naturalization Service) or (iv) aliens who have been continually employed by Axis since November 6, 1986 or the applicable date of hire. Axis has not been (i) the subject of an immigration compliance or employment visit from, (ii) assessed any fine or penalty by, or (iii) the subject of any order or directive of, the United States Department of Labor or the Attorney General of the United States (Immigration and Naturalization Service).

                                                                     SCHEDULE 4

Representations and Warranties of WHI

         1. AUTHORITY. WHI has full right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All corporate and other acts or proceedings required to be taken by WHI to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

         2. VALIDITY; DUE ISSUANCE; REGISTRATION. This Agreement has been, and the documents to be delivered at Closing will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of WHI, enforceable in accordance with their respective terms. The shares of WHI's capital stock issuable under this Agreement have been duly authorized and when issued in accordance with this Agreement shall be validly issued, fully paid and nonassessable. The issuance of the shares at the Closing is covered by a registration statement under the Securities Act of 1933 on Form S-4 (Reg. No. 333-18059). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any security interest or the termination or acceleration of any indebtedness or other obligation of WHI and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the charter or by-laws of WHI, (b) any note, bond, Security Interest, indenture, contract, agreement, permit, license or other instrument to which WHI is a party or by which either or any of their respective assets is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any Law, applicable to WHI. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority, is required for the execution and delivery by WHI of this Agreement or the consummation by WHI of the transactions contemplated hereby.

         3. DUE ORGANIZATION. WHI is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.

         4. BROKERS. WHI does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         5.   SEC FILINGS; FINANCIAL STATEMENTS.

         (a) WHI has delivered to Axis and the Shareholders accurate copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by WHI with the Securities and Exchange Commission ("SEC") between January 1, 1996 and the date of this Agreement (the "WHI SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the WHI SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933 or the Exchange Act of 1934 as the case may be.

         (b)  The consolidated financial statements contained in the WHI SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statement and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments (which will not, individually or in the aggregate, be material in magnitude); and (iii) fairly present the consolidated financial position of WHI and its subsidiaries as for the respective dates thereof and the consolidated results of operations of WHI and its subsidiaries for the periods covered thereby.

         6. REGISTRATION STATEMENT. WHI has made, and will have made as of the Closing, all required registrations and filings with the submissions to the SEC. All such registrations, filings and submissions were, are and will be, in compliance with all Laws of the SEC and no material deficiencies have been asserted by the SEC and no material deficiencies have been asserted by the SEC with respect to such registrations, filings and submissions, and to WHI's knowledge, no facts or circumstances exist which would indicate that a material deficiency may be asserted by the SEC.

                                 INDUCEMENT AGREEMENT


         This Inducement Agreement is made this 21 day of November, 1997 (the "AGREEMENT") by and among Whittman-Hart, Inc., a Delaware corporation (the "WHI"), Whittman-Hart Associates, Inc., a Nevada Corporation (the "SUBSIDIARY"), Axis Consulting International, Inc., a California corporation ("AXIS") and Peter Boboff and Graham Weston, the shareholders of Axis ("SHAREHOLDERS").

         WHEREAS, pursuant to that certain Merger Agreement among the Axis, Shareholders, Subsidiary and WHI, dated November 21, 1997 (the "MERGER AGREEMENT") WHI is acquiring all of the outstanding capital stock of Axis as a result of the merger of the Subsidiary with and into Axis contemplated thereby;

         WHEREAS, the Shareholders will receive a substantial economic benefit upon the consummation of the Merger Agreement and wishes to induce WHI to consummate the transactions contemplated by the Merger Agreement; and

         WHEREAS, one of the conditions to the obligations of WHI to complete the Closing (as defined in the Merger Agreement) is that the Shareholders enter into this Agreement.

         Accordingly, the parties agree as follows:

         1. NON-COMPETITION; CONFIDENTIALITY; RELATED COVENANTS.

         1.1 SHAREHOLDER ACKNOWLEDGEMENTS. Each of the Shareholders acknowledges the following:

         (i) Axis is engaged in the business of marketing and selling the services of computer software analysts, programmers, engineers and project managers in the following product areas: SAP-TM- software products, relational data bases, Synon software products, 2/E software products, Obsidian software products, wide area networks, and Windows NT-TM- Back Office product suite (all of the foregoing activities being collectively referred to as the "BUSINESS").

         (ii) he/she is one of the limited number of persons who developed the Business;

         (iii) Axis conducts the Business or markets the products of the Business in each and every state of the United States, Canada and other areas;

         (iv) Axis has undertaken significant development of its products and analysis in anticipation of marketing the products throughout the United States, Canada and other areas, which activities are of great value to WHI;

         (v) his/her work for Axis has provided him/her valuable, confidential and proprietary information concerning the Business and its future plans, much of which he/she participated in developing;

         (vi) the agreements and covenants contained in this Agreement are essential to protect the interests of WHI in connection with the transactions contemplated by the Merger Agreement; and

         (vii) WHI would not consummate the transactions contemplated by the Merger Agreement but for such agreements and covenants.

         1.1.1 AGREEMENT NOT TO COMPETE. For a period commencing on the date hereof and terminating three (3) years from the date hereof (the "RESTRICTED PERIOD"), none of the Shareholders shall, directly or indirectly (as an owner (other than as a less than 5% owner of a public company), employee, independent contractor, agent, consultant or otherwise or through Affiliates), in any manner:

         (a) market, maintain or support services of the nature currently offered by or competitive with those offered by Axis to any customer of Axis currently or within 24 months prior to the date hereof ("CUSTOMER");

         (b) market, maintain or support services of the nature currently offered by or competitive with those offered by Axis to any other person within the "TERRITORY" (as hereinafter defined);

         (c)  engage in any portion of the Business within the Territory; or

         (d) attempt in any way, directly or indirectly, to obtain for itself, or others, or to divert from WHI or Subsidiary, any rights, benefits, sales or profits arising out of or in connection with the Business;

         (e) solicit to provide or provide to any Customer any business competitive with that offered by Axis prior to the date hereof or cause any Customer to curtail its relationship with WHI or Subsidiary.

    Notwithstanding the above, a Shareholder shall not be deemed to be in breach or violation of this Section 1.1.1 if the Shareholder is employed by a business or enterprise that is engaged primarily in a business other than the Business and the Shareholder does not apply his expertise at such business or enterprise to that part of such business or enterprise that is or could be competitive with the Business.

         1.1.2 TERRITORY.  The Territory shall be:

         (a)  California;

         (b)  A fifty mile radius of the cities in which Axis has customers;

         (c)  all states in which Axis has Customers;

         (d)  all other states of the United States not within the scope of
    (a), (b) or (c);

         1.1.3 CONFIDENTIAL INFORMATION. Each of the Shareholders acknowledges that WHI and Subsidiary has a legitimate and continuing proprietary interest in Axis's confidential and proprietary information which Axis has expended great sums to develop and maintain. None of the Shareholders shall use, exploit, publish or disclose in any manner, and each of the Shareholders shall maintain in the strictest confidence, all confidential or proprietary information concerning the Business (including information regarding software, development work, suppliers, customers, details of contracts, pricing policies, market information, operational methods, technical processes or future plans) and shall keep all such information confidential.

         1.1.4 NONSOLICITATION. For a period commencing on the date hereof and terminating four (4) years from the date hereof, none of the Shareholders shall solicit the employment of, recruit or retain as an independent contractor or otherwise, any current employee of Axis or in any way induce any current or future employee of Axis or independent contractor with whom Axis does business to terminate its relationship with Axis.

         1.2 RIGHTS AND REMEDIES UPON BREACH. Each of the Shareholders acknowledges that any breach of this Agreement by him/her will result in irreparable damage to WHI and Axis for which WHI and Axis will have no adequate remedy at law. If any Shareholder breaches, or threatens to commit a breach of, any of the provisions of Article 1 "NON-COMPETITION; CONFIDENTIALITY; RELATED COVENANTS" (the "RESTRICTIVE COVENANTS"), WHI and Axis shall be entitled to, and such Shareholder consents to, injunctive relief in addition to, and not in limitation of, any other relief or rights to which WHI may be entitled at law or in equity.

         1.3 SEVERABILITY; BLUE PENCILING. The necessity of each of the restrictions set forth above and the nature and scope of each such restriction has been carefully considered, bargained for and agreed to by the parties hereto. The parties hereby agree and acknowledge that the duration, scope and geographic area applicable to each of the restrictions set forth in this Agreement are fair, reasonable and necessary. The consideration provided for in this Agreement is sufficient and adequate to compensate the Shareholders for agreeing to each of the restrictions contained in this Agreement. However, in the event that any portion of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable, including by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable. Each provision and part of a provision herein shall be deemed a separate and severable covenant. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which such enforcement is sought. Accordingly, a court of competent jurisdiction is directed to modify any provision to the extent necessary to render such provision enforceable and if such cannot be lawfully done, then to severe any such portion of a provision.

         1.4 ENFORCEABILITY IN JURISDICTION. The parties confer jurisdiction to enforce this Agreement upon the courts of each jurisdiction within the Territory. If the courts of any jurisdiction hold any covenant to be unenforceable, then it is the intention of the parties that such determination not in any way affect the right of WHI, Subsidiary or Axis to enforce the Agreement in the courts of any other jurisdiction as to breaches within such other jurisdiction.

         2. MISCELLANEOUS.

         2.1 REPRESENTATIONS OF SHAREHOLDERS. Each of the Shareholders represents and warrants that he has read and understands this Agreement, that he has consulted with his legal counsel who has explained all of its terms and provisions and that the agreed upon consideration for the undertakings made by him hereunder is adequate. Each Shareholder acknowledges and agrees that the restrictions on competitive activities and the other undertakings made by him in this Agreement will adversely effect his ability to obtain future employment and to engage in other pursuits, and, nevertheless, that he intends to be bound by all of the restrictions, undertakings, and other obligations required in this Agreement.

         2.2 AMENDMENTS AND WAIVER. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any party's lack of enforcement of any provision herein shall not be construed as a waiver and the nonbreaching party may elect to enforce any such provision at any time in the event of a past, repeated or continuing breach. The rights and remedies herein are cumulative and exclusive of any rights or remedies that any party may otherwise have at law or in equity. WHI and Subsidiary shall be entitled to reimbursement from a Shareholder for the costs and expenses (including legal fees) of enforcing this Agreement against such Shareholder.

         2.3 NOTICES. All notices, requests, consents, demands and other communications hereunder must be in writing and either (a) personally delivered (with receipt), (b) sent by registered or certified mail, postage prepaid, (c) sent by telecopier with verbal or electronic confirmation, or (d) sent by prepaid courier service with receipt to the addresses indicated in the Merger Agreement, or such other addresses as are provided in a subsequent notice.

         2.4 GOVERNING LAW. This Agreement shall be construed, enforced and interpreted in accordance with the substantive laws of the State of Illinois applicable to contracts made and to be performed wholly within said State.

         2.5 SUCCESSORS AND ASSIGNS. This Agreement, and the rights and obligations of the parties hereunder, shall inure to and be binding on the parties hereto and their respective successors and assigns. WHI and Axis may assign their rights under this Agreement to any person. None of the Shareholders may assign any rights, benefits, duties or obligations under this Agreement.

         2.6 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire agreement and understanding among the parties with respect to the subject matter hereof.

         2.7 RULES OF CONSTRUCTION. The term "including" shall mean including without limitation. The term "person" shall be broadly construed to mean any individual, trust, partnership, corporation, limited liability company, organization, joint venture or any other entity or body of any nature. The Article, Section and other headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         2.8 EXPENSES. Each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

         2.9 INDEPENDENCE OF OBLIGATIONS. WHI, Axis and the Subsidiary agree and acknowledge that each Shareholder is liable only for his own breach of any obligation hereunder and not for any breach of any obligation of the other Shareholder, and WHI, the Subsidiary and Axis covenant not to make any claim against a Shareholder in respect of any breach of this Agreement by the other Shareholder.

                                    *     *     *

         IN WITNESS WHEREOF, the parties have executed this Inducement Agreement as of the date first above written.


                             AXIS CONSULTING INTERNATIONAL, INC.



                             By: /s/ Peter Boboff
                                 --------------------------------




                             WHITTMAN-HART, INC.



                             By: /s/ Robert F. Bernard
                                 --------------------------------
                                 Robert F. Bernard, President


                             WHITTMAN-HART ASSOCIATES, INC.



                             By: /s/ Robert F. Bernard
                                 -------------------------------
                                 Robert F. Bernard, President



/s/ Peter Boboff                 /s/ Graham Weston
-------------------------        -------------------------------
Peter Boboff                      Graham Weston